UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2012

Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive St. Louis, Missouri 63141 (Address of principal executive offices)
Registrant's telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On December 10, 2012, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors of Energizer Holdings, Inc. (the “Company”) met and considered compensation issues with respect to the Company's executive officers. The Committee approved the form of award agreements for time-based restricted stock equivalent awards (“RSEs”) and performance-based restricted stock equivalent awards (“PSEs”) granted to the Company's executive officers for the fiscal year beginning October 1, 2012, as well as the following grants to named executive officers (PSE awards are shown at the amount vesting upon achievement of “stretch” performance in each metric): Ward M. Klein, 22,667 RSEs and 52,888 PSEs; Daniel J. Sescleifer, 5,667 RSEs and 13,222 PSEs; David P. Hatfield, 4,534 RSEs and 10,578 PSEs; Alan R. Hoskins, 4,534 RSEs and 10,578 PSEs; Peter J. Conrad, 3,967 RSEs and 9,256 PSEs.

The material terms of the new Performance Restricted Stock Equivalent Award Agreement (the “PSE Agreement”) for grants under the Company's Amended and Restated 2009 Incentive Stock Plan are as follows:

1. Award. As of the date of the award, recipients will be credited with restricted Common Stock equivalents (“Equivalents”) and, upon vesting, the Company will transfer shares of Energizer Holdings, Inc. Common Stock to the recipients, unless they elected in advance to defer receipt of the award until retirement or other termination of employment.

2. Vesting; Payment. Vesting of the Equivalents is contingent upon achievement of performance targets with respect to:

•	cumulative EBITDA, to reward growth in core operating earnings; and

•	return on invested capital, to support the Company's focus on cash flow, including improved working capital performance, and emphasize the importance of capital allocation decisions.

These metrics will be weighted equally. Once the initial award amount is determined, the PSEs will then be subject to adjustment based on a third new metric, the Company's relative total shareholder return (“TSR”) during the three year performance period (the “Measurement Period”) based on a relevant group of industrial and consumer goods companies determined by the Committee. At its December 10, 2012 meeting, the Committee determined the peer group to be used for the relative TSR modifier and determined to narrow the range of percentile ranking to which the relative TSR modifier will apply, with a maximum negative adjustment of 20% at the 35th percentile of the peer group and a maximum positive adjustment of 20% at the 75th percentile.

Dividends, if any, that would have been paid on the underlying shares will be paid on PSEs that vest, on or after the vesting date.

3. Acceleration. All unvested Equivalents granted to a recipient will vest upon his or her death. Upon a change of control of the Company, but before the date that the results of the final year of the Measurement Period are announced, the Equivalents may vest, in whole or in part.
4. Forfeiture. Any portion of the Equivalents that are not vested will be forfeited upon:
a. the recipient's voluntary or involuntary termination;
b. a determination by the Committee that the recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of certain covenants in the PSE Agreement.
The description of the PSE Agreement set forth herein is a summary only and is qualified in its entirety by the full text of the form of PSE Agreement, a copy of which is listed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
The material terms of the Restricted Stock Equivalent Award Agreement (the “RSE Agreement”) for grants under the Company's Amended and Restated 2009 Incentive Stock Plan are as follows:
1. Award. As of the date of the award, recipients will be credited with restricted Equivalents and, upon vesting, the Company will transfer shares of Energizer Holdings, Inc. Common Stock to the recipients, unless they elected in advance to defer receipt of the award until retirement or other termination of employment.

2. Vesting; Payment. Vesting of the Equivalents will occur on November 5, 2015, provided that the recipient remains employed with the Company on that date. Dividends, if any, that would have been paid on the underlying shares will be paid on RSEs that vest, on or after the vesting date.

3. Acceleration. All unvested Equivalents granted to a recipient will vest upon his or her death. Upon a change of control of the Company, all Equivalents will immediately vest.
4. Forfeiture. Any portion of the Equivalents that are not vested will be forfeited upon:
a. the recipient's voluntary or involuntary termination;
b. a determination by the Committee that the recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of certain covenants in the RSE Agreement.
The description of the RSE Agreement set forth herein is a summary only and is qualified in its entirety by the full text of the form of RSE Agreement, a copy of which is listed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1 Form of Performance Restricted Stock Equivalent Award Agreement
10.2 Form of Restricted Stock Equivalent Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:  /s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: December 14, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Form of Performance Restricted Stock Equivalent Award Agreement
10.2	Form of Restricted Stock Equivalent Award Agreement